Exhibit 99(a)(1)(A)

OFFER TO EXCHANGE

SHARES OF COMMON STOCK FOR

UP TO 15,000,000 OUTSTANDING WARRANTS

OF

GLOBAL EAGLE ENTERTAINMENT INC.

THE OFFER PERIOD AND YOUR RIGHT TO WITHDRAW WARRANTS THAT YOU TENDER WILL EXPIRE AT 9:00 A.M., EASTERN TIME, ON SEPTEMBER 11, 2014, UNLESS THE OFFER PERIOD IS EXTENDED. THE COMPANY MAY EXTEND THE OFFER PERIOD AT ANY TIME.

Global Eagle Entertainment Inc., a Delaware corporation (the “Company” or “Global Eagle”), is making an offer, upon the terms and conditions in this Offer to Exchange Letter (“Offer Letter”) and the related Letter of Transmittal (which together constitute the “Offer”), to all holders of the Company’s issued and outstanding warrants exercisable for shares of the Company’s common stock, par value $0.0001 per share (the “Shares”), at an exercise price of $11.50 per Share (the “Warrants”) to exchange during the Offer Period 0.3333 Shares for every Warrant tendered, up to a maximum of 15,000,000 Warrants. The “Offer Period” is the period commencing on August 13, 2014 and ending at 9:00 a.m., Eastern Time, on September 11, 2014, or such later date to which the Company may extend the Offer (the “Expiration Date”).

Our Shares are listed on The NASDAQ Capital Market (“NASDAQ”) under the symbol ENT. Our Warrants are quoted on the OTC Markets under the symbol ENTWW. On August 12, 2014, the last reported sale prices for the Shares and the Warrants were $10.76 and $3.60, respectively. Warrant holders should obtain current market quotations for the Shares and Warrants before deciding whether to tender their Warrants pursuant to the Offer.

Warrants eligible to be tendered pursuant to the Offer (subject to proration as described below) include 15,791,262 Warrants issued in our initial public offering in May 2011 (the “IPO”) and 7,040,001 Warrants issued in a private placement to our founders in connection with our IPO. No other warrants (including those warrants we assumed upon completion of our business combination transaction on January 31, 2013) are eligible to be tendered.

The Offer is to permit holders of Warrants to tender up to 15,000,000 Warrants at an exchange ratio of 0.3333 Shares for each Warrant tendered (approximately one Share for every three Warrants tendered), subject to proration, as described herein. A holder may tender as few or as many Warrants as the holder elects. No fractional Shares will be issued. Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. Holders are also entitled to exercise their Warrants during the Offer Period in accordance with the terms of the Warrant.

The Offer is not conditioned on any minimum number of Warrants tendered.

You may tender some or all of your Warrants on these terms. Because of the proration provisions described in this Offer Letter, we may exchange less than all of the Warrants tendered by a Warrant holder if more than an aggregate of 15,000,000 Warrants are properly tendered and not properly withdrawn. See Section 1 “General Terms.”

If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal. If you wish to exercise your Warrants in accordance with their terms, please follow the instructions for exercise included in the Warrants.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

Investing in the Shares involves a high degree of risk. See Section 12 of this Offer Letter for a discussion of information that you should consider before tendering Warrants in the Offer.

The Offer will commence on August 13, 2014 (the date the materials relating to the Offer are first sent to the Warrant holders) and end on the Expiration Date.

All of the currently outstanding Warrants are subject to the Offer. Two of our directors hold an aggregate of 7,040,001 Warrants and have agreed to tender all of their Warrants.

A detailed discussion of the Offer is contained in this Offer Letter. Holders of Warrants are strongly encouraged to read this entire package of materials, and the publicly-filed information about the Company referenced herein, before making a decision regarding the Offer.

THE COMPANY’S BOARD OF DIRECTORS (EXCLUDING THOSE DIRECTORS WHO OWN WARRANTS) HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR PIPER JAFFRAY & CO., THE FINANCIAL ADVISOR FOR THE OFFER (THE “FINANCIAL ADVISOR”), AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC, THE DEPOSITARY FOR THE OFFER (“AST” OR THE “DEPOSITARY”), OR MORROW & CO., LLC, THE INFORMATION AGENT FOR THE OFFER (“MORROW” OR THE “INFORMATION AGENT”), MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Offer or passed upon the merits or fairness of the Offer or the accuracy or adequacy of the disclosure in this Offer Letter or the Letter of Transmittal. Any representation to the contrary is a criminal offense.

August 13, 2014

IMPORTANT PROCEDURES

If you want to tender some or all of your Warrants, you must do one of the following before the Expiration Date:

•	if your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and have the nominee tender your Warrants for you, which typically can be done electronically;

•	if you hold Warrant certificates in your own name, complete and sign the Letter of Transmittal according to its instructions, and deliver the Letter of Transmittal, together with any required signature guarantee, the certificates for your Warrants and any other documents required by the Letter of Transmittal, to AST; or

•	if you are an institution participating in The Depository Trust Company (“DTC”), called the “book-entry transfer facility” in this Offer Letter, tender your Warrants according to the procedure for book-entry transfer described in Section 2.

If you want to tender your Warrants, but:

•	your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or

•	you cannot comply with the procedure for book-entry transfer; or

•	your other required documents cannot be delivered to the Depositary before the expiration of the Offer,

then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in Section 2.

TO TENDER YOUR WARRANTS, YOU MUST CAREFULLY FOLLOW THE PROCEDURES DESCRIBED IN THIS OFFER LETTER, THE LETTER OF TRANSMITTAL AND THE OTHER DOCUMENTS DISCUSSED HEREIN RELATED TO THE OFFER.

NO FRACTIONAL SHARES WILL BE ISSUED. WARRANTS MAY ONLY BE EXCHANGED FOR WHOLE SHARES. In lieu of issuing fractional Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares.

WARRANTS NOT EXCHANGED FOR SHARES WILL EXPIRE IN ACCORDANCE WITH THEIR TERMS ON JANUARY 31, 2018 AND OTHERWISE REMAIN SUBJECT TO THEIR ORIGINAL TERMS.

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We are not making the Offer to, and will not accept any tendered Warrants from, Warrant holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the Offer to Warrant holders in any such jurisdiction.

You should rely only on the information contained in this Offer Letter and in the Letter of Transmittal or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer Letter or in the Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you should not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in the Offer is accurate as of any date other than the date as of which it is shown, or if no date is otherwise indicated, the date of this Offer Letter.

We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”), to exempt the Offer from the registration requirements of the Securities Act. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Offer from the registration and qualification requirements of state securities laws. We have no contract, arrangement or understanding relating to the payment of, and will not, directly or indirectly, pay, any commission or other remuneration to any broker, dealer, salesperson, agent or any other person for soliciting tenders in the Offer. In addition, none of the Financial Advisor, the Depositary or the Information Agent, or any broker, dealer, salesperson, agent or any other person is engaged or authorized to express any statement, opinion, recommendation or judgment with respect to the relative merits and risks of the Offer. Our officers, directors and regular employees may solicit tenders from holders of the Warrants and will answer inquiries concerning the terms of the Offer, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

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SUMMARY

Unless otherwise stated in this Offer Letter, references to “we,” “our,” “us,” or the “Company” refer to Global Eagle Entertainment Inc. An investment in our Shares involves risks. You should carefully consider the information provided under the heading “Forward-Looking Statements; Risk Factors” beginning on page 17.

The Company	Global Eagle Entertainment Inc., a Delaware corporation. Our principal executive offices are located at 4553 Glencoe Avenue, Los Angeles, California 90292. Our telephone number is (310) 437-6000.

The Warrants	As of August 13, 2014, the Company had 22,831,263 Warrants outstanding. Each Warrant is exercisable for one Share at an exercise price of $11.50. By their terms, the Warrants will expire on January 31, 2018, unless sooner exercised or redeemed by the Company in accordance with the terms of the Warrants. Warrants eligible to be tendered pursuant to the Offer (subject to proration as described below) include 15,791,262 Warrants issued in our IPO and 7,040,001 Warrants issued in a private placement to our founders in connection with our IPO. No other warrants (including those warrants we assumed upon completion of our business combination transaction on January 31, 2013) are eligible to be tendered.

The Shares	As of August 13, 2014, the Company had 71,992,433 Shares outstanding. The Shares issuable upon exercise of the 15,000,000 Warrants eligible to be tendered pursuant to the Offer represent approximately 20.8% of our outstanding Shares as of August 13, 2013.

Market Price of the Shares and the Warrants	Our Shares are listed on NASDAQ under the symbol ENT. The Warrants are quoted on the OTC Markets under the symbol ENTWW. On August 12, 2014, the last reported sale prices for the Shares and the Warrants were $10.76 and $3.60, respectively.

The Offer	The Offer is to permit holders of Warrants to tender up to 15,000,000 Warrants at an exchange ratio of 0.3333 Shares for each Warrant tendered (approximately one Share for every three Warrants tendered), subject to proration, as described herein. A holder may tender as few or as many Warrants as the holder elects. Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. Holders may also exercise their Warrants during the Offer Period in accordance with the terms of the Warrant. See Section 1, “General Terms.”

Proration	If more than 15,000,000 Warrants are properly tendered and not withdrawn prior to the Expiration Date, and we do not extend the Offer and increase the number of Warrants that may be tendered, then we will exchange Warrants from tendering Warrant holders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Warrants duly tendered by or on behalf of each Warrant holder (and not so withdrawn). This Offer will not have any special proration provision for odd-lot tenders, which means that all odd-lot tenders (including Warrant holders who own fewer than 100 Warrants) are subject to proration. The proration period will expire on the Expiration Date.

Reasons for the Offer	The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. See Section 5.C., “Background and Purpose of the Offer—Purpose of the Offer.”

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Expiration Date of Offer	9:00 a.m., Eastern Time, on September 11, 2014, or such later date to which we may extend the Offer. All Warrants and related paperwork must be received by the Depositary by this time, as instructed herein. See Section 10, “Conditions; Termination; Waivers; Extensions; Amendments;.”

Withdrawal Rights	If you tender your Warrants and change your mind, you may withdraw your tendered Warrants at any time until the Expiration Date, as described in greater detail in Section 3 herein. See Section 3, “Withdrawal Rights.”

Participation by Officers and Directors	Our directors and offers will be eligible to participate in the Offer. Two of our directors, Harry E. Sloan and Jeff Sagansky, hold an aggregate of 7,040,001 Warrants and have agreed to tender all of their Warrants. See Section 5.D., “Background and Purpose of the Offer—Interests of Directors and Officers.”

Conditions of the Offer

The conditions of the Offer are:

i.   there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

ii.   no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

iii. in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

iv. there shall not have occurred:

a.    any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

b.    any material adverse change in the price of the Shares in U.S. securities or financial markets;

c.    a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

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d.    any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

e.     a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described in Section 10, “Conditions; Termination; Waivers; Extensions; Amendments.” The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. See Section 10, “Conditions; Termination; Waivers; Extensions; Amendments.

Fractional Shares	No fractional Shares will be issued. Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. See Section 1.B., “General Terms—Partial Tender Permitted.”

Board of Directors’ Recommendation	Our board of directors (excluding those directors who own Warrants) has approved the Offer. However, none of the Company, its directors, officers or employees, nor the Financial Advisor, the Depositary or the Information Agent, makes any recommendation as to whether to tender Warrants. You must make your own decision as to whether to tender some or all of your Warrants. See Section 1D., “General Terms—Board Approval of the Offer; No Recommendation; Holder’s Own Decision.”

How to Tender Warrants	To tender your Warrants, you must complete the actions described herein under Section 2 before the Offer expires.

Questions or Assistance	Please direct questions or requests for assistance, or for additional copies of this Offer Letter, Letter of Transmittal or other materials to the Information Agent or the Financial Advisor. The contact information for the Information Agent and the Financial Advisor is located on the back cover of this Offer Letter.

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THE OFFER

Risks of Participating In the Offer

Participation in the Offer involves a number of risks, including, but not limited to, the risks identified in Section 12 below. Holders should carefully consider these risks and are urged to speak with their personal financial, investment and/or tax advisors as necessary before deciding whether to participate in the Offer. In addition, we strongly encourage you to read this Offer Letter in its entirety and review the documents referred to in Sections 8, 9, 12 and 15.

1.	GENERAL TERMS

The Offer is to permit holders of Warrants to tender up to 15,000,000 Warrants at an exchange ratio of 0.3333 Shares for each Warrant tendered (approximately one Share for every three Warrants tendered), subject to proration, as described herein. A holder may tender as few or as many Warrants as the holder elects. No fractional Shares will be issued. Warrants may only be exchanged for whole Shares. In lieu of issuing fractional Shares to which any holder of Warrants would otherwise have been entitled, the Company will round the number of Shares to which such holder is entitled, after aggregating all fractions, up to the next whole number of Shares. Holders may also exercise their Warrants during the Offer Period in accordance with the terms of the Warrant.

You may tender some or all of your Warrants on these terms. Because of the proration provisions described in this Offer Letter, we may exchange less than all of the Warrants tendered by a Warrant holder if more than an aggregate of 15,000,000 Warrants are properly tendered and not properly withdrawn.

If you elect to tender Warrants in response to the Offer, please follow the instructions in this Offer Letter and the related documents, including the Letter of Transmittal.

If you tender Warrants, you may withdraw your tendered Warrants before the Expiration Date and retain them on their terms by following the instructions herein.

The Shares to be exchanged for the Warrants have not been registered with the SEC. As described elsewhere in this Offer Letter, the issuance of the Shares upon exchange of the Warrants is exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(9) thereof. Under current interpretations of the staff of the Division of Corporation Finance of the SEC, securities that are obtained in a Section 3(a)(9) exchange generally assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. We are also relying on Section 18(b)(4)(C) of the Securities Act to exempt the Shares from the registration and qualification requirements of the state securities laws. The Shares that you receive in the Offer will be freely tradable, except by persons who are considered to be our affiliates, as that term is defined in the Securities Act.

A. Period of Offer

The Offer will only be open for a period beginning on August 13, 2014 and ending on the Expiration Date. We expressly reserve the right, in our sole discretion, at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer.

B. Partial Tender Permitted

If you choose to participate in the Offer, you may tender less than all of your Warrants pursuant to the terms of the Offer.

HOLDERS MAY ALSO EXERCISE THEIR WARRANTS DURING THE OFFER PERIOD IN ACCORDANCE WITH THE TERMS OF THE WARRANT.

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C. Proration

The Offer is to permit holders of Warrants to tender up to 15,000,000 Warrants at an exchange ratio of 0.3333 Shares for each Warrant tendered (approximately one Share for every three Warrants tendered), subject to proration, as described herein. Accordingly, if more than 15,000,000 Warrants are properly tendered and not withdrawn prior to the Expiration Date, and we do not extend the Offer and increase the number of Warrants that may be tendered, then we will exchange Warrants from tendering Warrant holders, in accordance with the terms and conditions specified in the Offer, on a pro rata basis (disregarding fractions), in accordance with the number of Warrants duly tendered by or on behalf of each Warrant holder (and not so withdrawn). This Offer will not have any special proration provision for odd-lot tenders, which means that all odd-lot tenders (including Warrant holders who own fewer than 100 Warrants) are subject to proration. The proration period will expire on the Expiration Date.

D. Board Approval of the Offer; No Recommendation; Holder’s Own Decision

THE COMPANY’S BOARD OF DIRECTORS (EXCLUDING THOSE DIRECTORS WHO OWN WARRANTS) HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE FINANCIAL ADVISOR, THE DEPOSITARY OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION AS TO WHETHER TO TENDER WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

E. Extensions of the Offer

We expressly reserve the right, in our sole discretion, and at any time or from time to time, prior to the Expiration Date, to extend the period of time during which the Offer is open. There can be no assurance, however, that we will exercise our right to extend the Offer. If we extend the Offer, we will give notice of such extension by press release or other public announcement no later than 9:00 a.m., Eastern Time, on the next business day after the previously scheduled expiration date of the Offer.

2.	PROCEDURE FOR TENDERING WARRANTS

A. Proper Tender of Warrants

To validly tender Warrants pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or photocopy thereof, together with any required signature guarantees, must be received by the Depositary at its address set forth on the last page of this document prior to the Expiration Date. The method of delivery of all required documents is at the option and risk of the tendering Warrant holders. If delivery is by mail, the Company recommends registered mail with return receipt requested (properly insured). In all cases, sufficient time should be allowed to assure timely delivery.

In the Letter of Transmittal, the tendering Warrant holder must: (i) set forth his, her or its name and address; (ii) set forth the number of Warrants tendered; and (iii) set forth the number of the Warrant certificate(s) representing such Warrants.

Where Warrants are tendered by a registered holder of the Warrants who has completed either the box entitled “Special Issuance Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, all signatures on the Letters of Transmittal must be guaranteed by an “Eligible Institution.”

An “Eligible Institution” is a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or a bank, broker, dealer, credit union, savings association or other entity which is an “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

If the Warrants are registered in the name of a person other than the signer of the Letter of Transmittal, the Warrants must be endorsed or accompanied by appropriate instruments of assignment, in either case signed exactly as the name(s) of the registered owner(s) appear on the Warrants, with the signature(s) on the Warrants or instruments of assignment guaranteed.

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A tender of Warrants pursuant to the procedures described below in this Section 2 will constitute a binding agreement between the tendering holder and the Company upon the terms and subject to the conditions of the Offer.

ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL AND WARRANTS, MUST BE MADE TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY.

NO DELIVERIES SHOULD BE MADE TO THE COMPANY, AND ANY DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY OR THE BOOK-ENTRY TRANSFER FACILITY AND THEREFORE WILL NOT BE DEEMED TO BE PROPERLY TENDERED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

BOOK-ENTRY DELIVERY. The Depositary will establish an account for the Warrants at DTC for purposes of the Offer, within two business days after the date of this Offer Letter. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer such Warrants into the Depositary’s account in accordance with DTC’s procedure for such transfer. Even though delivery of Warrants may be effected through book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal (or copy thereof), with any required signature guarantee, or an Agent’s Message, and any other required documentation, must in any case be transmitted to and received by the Depositary at its address set forth on the last page of this Offer Letter prior to the Expiration Date, or the guaranteed delivery procedures set forth herein must be followed. Delivery of the Letter of Transmittal (or other required documentation) to DTC does not constitute delivery to the Depositary. The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC exchanging the Warrants that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant. The term “Book-Entry Confirmation” means a timely confirmation of a book-entry transfer of Warrants into the Depositary’s account at DTC.

WARRANTS HELD IN STREET NAME. If Warrants are held through a direct or indirect DTC participant, such as a broker, dealer, commercial bank, trust company or other financial intermediary, you must instruct that holder to tender your Warrants on your behalf. A letter of instructions is included in these materials, and as an exhibit to the Schedule TO. The letter may be used by you to instruct a custodian to tender and deliver Warrants on your behalf.

Unless the Warrants being tendered are delivered to the Depositary by 9:00 a.m., Eastern Time, on September 11, 2014 (the Expiration Date) accompanied by a properly completed and duly executed Letter of Transmittal or a properly transmitted Agent’s Message, the Company may, at its option, treat such tender as invalid. Issuance of Shares upon tender of Warrants will be made only against the valid tender of Warrants.

GUARANTEED DELIVERY. If you want to tender your Warrants pursuant to the Offer, but (i) your Warrants are not immediately available, (ii) the procedure for book-entry transfer cannot be completed on a timely basis, or (iii) time will not permit all required documents to reach the Depositary prior to the Expiration Date, you can still tender your Warrants, if all the following conditions are met:

(a)      the tender is made by or through an Eligible Institution;

(b)      the Depositary receives by hand, mail, overnight courier or fax, prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form the Company has provided with this Offer Letter (with signatures guaranteed by an Eligible Institution); and

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(c)      the Depositary receives, within three NASDAQ trading days after the date of its receipt of the Notice of Guaranteed Delivery:

(1)      the certificates for all tendered Warrants, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer as described above, and

(2)      a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal. In any event, the issuance of Shares for Warrants tendered pursuant to the Offer and accepted pursuant to the Offer will be made only after timely receipt by the Depositary of Warrants, properly completed and duly executed Letter(s) of Transmittal and any other required documents.

B. Determination of Validity

All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for exchange of any tenders of Warrants will be determined by the Company, in its sole discretion, and its determination will be final and binding, subject to the judgment of any court that might provide otherwise. The Company reserves the absolute right, subject to the judgment of any court that might provide otherwise, to reject any or all tenders of Warrants that it determines are not in proper form or reject tenders of Warrants that may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, subject to the judgment of any court that might provide otherwise, to waive any defect or irregularity in any tender of Warrants. Neither the Company nor any other person will be under any duty to give notice of any defect or irregularity in tenders, nor will any of them incur any liability for failure to give any such notice.

C. Tender Constitutes an Agreement

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of our Warrants is unknown and cannot be predicted with certainty; (iv) such Warrant holder has read this Offer Letter; (v) such Warrant holder has consulted his, her or its tax and financial advisors with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of proceeds are solely his, her or its responsibility; and (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility. In that regard, a tender of Warrants authorizes us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Warrant holder and us upon the terms and subject to certain conditions of the Offer.

D. Signature Guarantees

Except as otherwise provided below, all signatures on a Letter of Transmittal by a person residing in or tendering Warrants in the United States must be guaranteed by an Eligible Institution. Signatures on a Letter of Transmittal need not be guaranteed if (i) the Letter of Transmittal is signed by the registered holder of the Warrant(s) tendered therewith and such holder has not completed the box entitled “Special Delivery Instructions” or “Special Issuance Instructions” in the Letter of Transmittal; or (ii) such Warrant(s) are tendered for the account of an Eligible Institution. See Instructions 1 and 5 of the Letter of Transmittal.

3.	WITHDRAWAL RIGHTS

Tenders of Warrants made pursuant to the Offer may be rescinded at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable. If the Company extends the period of time during which the Offer is open for any reason, then, without prejudice to the Company’s rights under the Offer and in a manner compliant with Rule 14e-1(c) of the Exchange Act, the Company may retain all Warrants tendered and tenders of such Warrants may not be rescinded, except as otherwise provided in this Section 3. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

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To be effective, a written notice of withdrawal must be timely received by the Depositary at its address identified in this Offer Letter. Any notice of withdrawal must specify the name of the holder who tendered the Warrants for which tenders are to be withdrawn and the number of Warrants to be withdrawn. If the Warrants to be withdrawn have been delivered to the Depositary, a signed notice of withdrawal must be submitted to the Depositary prior to release of such Warrants. In addition, such notice must specify the name of the registered holder (if different from that of the tendering Warrant holder) and the serial numbers shown on the particular certificates evidencing the Warrants to be withdrawn. Withdrawal may not be cancelled, and Warrants for which tenders are withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, Warrants for which tenders are withdrawn may be tendered again by following one of the procedures described in Section 2 at any time prior to the Expiration Date.

A holder of Warrants desiring to withdraw tendered Warrants previously delivered through DTC should contact the DTC participant through which such holder holds his, her or its Warrants. In order to withdraw previously tendered Warrants, a DTC participant may, prior to the Expiration Date, withdraw its instruction previously transmitted through the WARR PTS function of DTC’s ATOP procedures by (i) withdrawing its acceptance through the WARR PTS function, or (ii) delivering to the Depositary by mail, hand delivery or fax, a notice of withdrawal of such instruction. The notices of withdrawal must contain the name and number of the DTC participant. A withdrawal of an instruction must be executed by a DTC participant as such DTC participant’s name appears on its transmission through the WARR PTS function to which such withdrawal relates. A DTC participant may withdraw a tendered Warrant only if such withdrawal complies with the provisions described in this paragraph.

A holder who tendered his, her or its Warrants other than through DTC should send written notice of withdrawal to the Depositary specifying the name of the Warrant holder who tendered the Warrants being withdrawn. All signatures on a notice of withdrawal must be guaranteed by a Medallion Signature Guarantor; provided, however, that signatures on the notice of withdrawal need not be guaranteed if the Warrants being withdrawn are held for the account of an Eligible Institution. Withdrawal of a prior Warrant tender will be effective upon receipt of the notice of withdrawal by the Depositary. Selection of the method of notification is at the risk of the Warrant holder, and notice of withdrawal must be timely received by the Depositary.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, subject to the judgment of any court that might provide otherwise. Neither the Company nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification, subject to the judgment of any court that might provide otherwise.

4.	ACCEPTANCE OF WARRANTS AND ISSUANCE OF SHARES

Upon the terms and subject to the conditions of the Offer, we will accept for exchange Warrants validly tendered as of the Expiration Date, subject to proration, as described herein. The Shares to be issued will be delivered promptly following the Expiration Date. In all cases, Warrants will only be accepted for exchange pursuant to the Offer after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or copy thereof), or any Agent’s Message in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

For purposes of the Offer, the Company will be deemed to have accepted for exchange Warrants that are validly tendered and for which tenders are not withdrawn, subject to proration, as described herein, unless the Company gives written notice to the Warrant holder of its non-acceptance prior to the Expiration Date.

If you tender Warrants pursuant to the Offer, and you are not an affiliate of the Company, you will receive unlegended Shares, which will be freely tradable.

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5.	BACKGROUND AND PURPOSE OF THE OFFER

A. Information Concerning Global Eagle Entertainment Inc.

We are a leading full service provider of connectivity and content to the worldwide airline industry. Our business is comprised of two operating segments: Connectivity and Content.

•	Our Connectivity service offering provides our airline partners and their passengers Wi-Fi connectivity over Ku-band satellite transmissions. Our Connectivity services are delivered through our wholly owned subsidiary, Row 44, Inc. (“Row 44”), which combines specialized network equipment, media applications and premium content services that allow airline passengers to access in-flight Internet, live television, on-demand content, shopping and travel-related information.

•	Our Content services offering selects, manages, and distributes wholly-owned and licensed media content, video and music programming, applications, and video games to the airline industry through (i) our wholly-owned subsidiary, Global Entertainment AG, formerly, Advanced Inflight Alliance AG (“AIA”), (ii) the business we acquired from Post Modern Edit, LLC and related entities (such business, which the Company operates through wholly-owned subsidiaries, is referred to herein as “PMG”), and (iii) our wholly-owned subsidiary, Travel Entertainment Group Equity Limited (“IFES”).

Prior to January 31, 2013, we were known as Global Eagle Acquisition Corp., a Delaware corporation that was formed in February 2011 to effect a merger, capital stock exchange, asset acquisition or similar business combination with one or more businesses. In May 2011, the Company consummated an initial public offering. On January 31, 2013, we completed a business combination transaction (the “Business Combination”) in which we acquired all of the outstanding capital stock of Row 44 and 86% of the shares of AIA, and changed our name to Global Eagle Entertainment Inc. Prior to the consummation of the Business Combination, the Company did not engage in any business except for activities related to its formation and related public financing.

On July 10, 2013, we acquired PMG and on October 18, 2013, we acquired IFES. In addition, in April 2014 we completed the acquisition of the remaining shares of AIA not owned by us. Our principal executive offices are located at 4553 Glencoe Avenue, Los Angeles, California, 90292, and our telephone number is (310) 437-6000.

B.   Establishment of Offer Terms; Approval of the Offer

Our board of directors approved the exchange of Warrants for Shares and formed a committee consisting of Edward L. Shapiro, Jeffrey E. Epstein and Robert W. Reding to approve the exchange ratio and other terms of this Offer. The committee approved the exchange ratio and the other terms of this Offer. The committee set the exchange ratio in order to provide the holders of the Warrants with an incentive to exchange the Warrants. Mr. Sloan and Mr. Sagansky, who each hold Warrants and have agreed to tender all of their Warrants, recused themselves from voting on the Offer.

C.   Purpose of the Offer

The Offer is being made to all holders of Warrants. The purpose of the Offer is to reduce the number of Shares that would become outstanding upon the exercise of Warrants. The Company’s board of directors believes that by allowing holders of Warrants to exchange one Warrant for 0.3333 Shares, the Company can potentially reduce the substantial number of Shares that would be issuable upon exercise of the Warrants, thus providing investors and potential investors with greater certainty as to the Company’s capital structure. For example, if 50% of the Warrants were validly tendered in the Offer, the Company would issue 2,5000,000 Shares in exchange for such tendered Warrants. However, if 50% of the Warrants were exercised for Shares pursuant to the terms of the Warrants, the Company would issue 7,500,000 Shares in such exercise. The Warrants acquired pursuant to the exchange will be retired and cancelled. The Offer is not made pursuant to a plan to periodically increase any securityholder’s proportionate interest in the assets or earnings and profits of the Company.

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D.  Interests of Directors and Executive Officers

The names of the executive officers and directors of the Company are set forth below. The business address for each such person is: c/o Global Eagle Entertainment Inc., 4553 Glencoe Avenue, Los Angeles, California, 90292, and the telephone number for each such person is (310) 437-6000.

Name	Position
David M. Davis	Chief Executive Officer and Director
Michael Zemetra	Acting Chief Financial Officer *
Edward L. Shapiro	Chairman of the Board of Directors
Louis Bélanger-Martin	Director
Jeffrey E. Epstein	Director
Jeffrey A. Leddy	Director
Robert W. Reding	Director
Jeff Sagansky	Director
Harry E. Sloan	Director

* Effective as of August 15, 2014.

As of August 13, 2014, we had 71,992,433 outstanding Shares and 22,831,263 outstanding Warrants. The Shares issuable upon exercise of the 15,000,000 Warrants eligible to be tendered pursuant to the Offer represent approximately 20.8% of our outstanding Shares as of August 13, 2013.

Our current directors and executive officers are eligible to participate in this Offer. Harry E. Sloan owns 5,280,001 Warrants (approximately 23.1% of the outstanding Warrants) and Jeff Sagansky owns 1,760,000 Warrants (approximately 7.7% of our outstanding Warrants). Mr. Sloan and Mr. Sagansky have agreed to tender all of their Warrants. The Company does not beneficially own any Warrants, nor to the Company’s knowledge after reasonable inquiry do any of its other executive officers or directors own any Warrants.

We have not and, to the best of our knowledge, none of our current directors, executive officers or any person holding a controlling interest in us has, engaged in any transactions during the past 60 days involving the Warrants eligible to be tendered pursuant to the Offer.

E. Plans, Proposals or Negotiations

Except as set forth below in Section 8 hereunder, there are no present plans, proposals or negotiations by the Company that relate to or would result in:

•	any extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;
•	a purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries;
•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;
•	any change in the present board of directors or management of the Company, including, but not limited to, any plans or proposals to change the number or the term of directors, to fill any existing vacancies on the board or to change any material term of the employment contract of any executive officer;
•	any other material change in the Company’s corporate structure or business;
•	any class of equity security of the Company to be delisted from a national securities exchange;
•	any class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;
•	the suspension of the Company’s obligation to file reports pursuant to Section 15(d) of the Exchange Act; or
•	the acquisition by any person of additional securities of the subject company, or the disposition of securities of the subject company;

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•	changes in the Company’s Second Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws or other governing instruments or other actions that could impede the acquisition of control of the Company by any person.

THE COMPANY’S BOARD OF DIRECTORS (EXCLUDING THOSE DIRECTORS WHO OWN WARRANTS) HAS APPROVED THE OFFER. HOWEVER, NONE OF THE COMPANY, ITS DIRECTORS, OFFICERS OR EMPLOYEES, NOR THE FINANCIAL ADVISOR, THE DEPOSITARY OR THE INFORMATION AGENT, MAKES ANY RECOMMENDATION WHETHER YOU SHOULD TENDER ANY WARRANTS. EACH HOLDER OF A WARRANT MUST MAKE HIS, HER OR ITS OWN DECISION WHETHER TO TENDER SOME OR ALL OF HIS, HER OR ITS WARRANTS.

6.	PRICE RANGE OF SHARES AND WARRANTS

Our Shares are listed on NASDAQ under the symbol ENT. Prior to the consummation of the Business Combination on January 31, 2013, our Shares were listed on NASDAQ under the symbol EAGL. The Warrants have been quoted on the OTC Markets under the symbol ENTWW since February 11, 2013, prior to which they were listed on NASDAQ under the symbol EAGLW. On August 12, 2014, the last reported sale prices for the Shares and the Warrants were $10.76 and $3.60, respectively.

The Company recommends that holders obtain current market quotations for the Shares and the Warrants, among other factors, before deciding whether or not to tender their Warrants.

	Shares		Warrants
	High	Low	High	Low
	$	$	$	$
Fiscal 2012
First Quarter	9.76	9.52	0.60	0.49
Second Quarter	9.78	9.69	0.54	0.39
Third Quarter	10.27	9.77	0.49	0.22
Fourth Quarter	10.23	9.80	0.87	0.22
Fiscal 2013
First Quarter (1)	10.44	8.11	1.68	0.55
Second Quarter	10.49	7.86	1.75	1.00
Third Quarter	11.49	7.82	1.98	1.11
Fourth Quarter	16.30	8.51	5.24	1.30
Fiscal 2014
First Quarter	18.48	14.23	7.13	4.15
Second Quarter	16.48	9.37	5.79	2.58
Third Quarter (though August 13)	12.58	9.30	4.35	3.00

(1) The Business Combination was consummated on January 31, 2013.

7.	SOURCE AND AMOUNT OF FUNDS

Because this transaction is an offer to holders to exchange their existing Warrants for Shares, there is no source of funds or other cash consideration being paid by the Company to those tendering Warrants. We will use our existing funds to pay expenses associated with the Offer.

8.	TRANSACTIONS AND AGREEMENTS CONCERNING THE COMPANY’S SECURITIES

Except as described herein, none of the Company or, to our knowledge, any of our affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of our securities, including any contract, arrangement, understanding or agreement concerning the transfer or the voting of the securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations.

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Tender Support Agreements

We have entered into tender support agreements with two of our directors, Harry E. Sloan and Jeff Sagansky, who hold an aggregate of 7,040,001 Warrants, pursuant to which each has agreed to tender pursuant to the Offer all of the Warrants each beneficially owns in accordance with the terms and conditions of the Offer as set forth in this Offer Letter.  The agreements terminate on the earliest to occur of:  (i) the termination of the Offer, without any Warrants being accepted for exchange thereunder, (ii) the date of any modification, waiver, change or amendment of the Offer after the date hereof that results in a (A) decrease in the number of Shares issuable upon exchange of each Warrant, or (B) change in the form of consideration to be paid in the Offer, or (iii) November 30, 2014 if, on or prior to such date, the Offer has not been consummated.

Registration Rights Agreement

Upon consummation of the Business Combination, we entered into an amended and restated registration rights agreement with respect to the Shares held by our initial stockholders, the Shares underlying our outstanding warrants, and the Shares issued in connection with the Business Combination, among other securities of the Company. Under this agreement, we agreed to file a resale registration statement with the SEC covering the resale of the securities covered by the agreement. On August 22, 2013, a registration statement on Form S-3 covering the Shares subject to the amended and restated registration rights agreement was declared effective by the SEC.

In addition, holders of (i) a majority of the Shares held by our initial stockholders, (ii) a majority of the Shares issued to one of our significant shareholders in the Business Combination, or (iii) at least 10,000,000 of the securities covered by the agreement are entitled to require the Company to undertake an underwritten public offering of all or a portion of their securities pursuant to an effective registration statement, no more than once during any six month period, so long as the estimated market value of the securities to be sold in such offering is at least $10,000,000. Holders of such securities also have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Business Combination.

Warrant Agreement

In connection with our initial public offering and the appointment of a warrant agent for the Warrants, we entered into a warrant agreement (the “Warrant Agreement”) with AST. The warrant agreement provides for the various terms, restrictions and governing provisions that dictate all the terms of the Warrants. On March 29, 2013, Global Eagle Acquisition LLC, an affiliate of the Company, delivered a Waiver to the Company pursuant to which Global Eagle Acquisition LLC agreed to waive the Company’s obligations to it under a specific provision of the Warrant Agreement which requires a reduction of the exercise price of the warrants under certain limited circumstances.

Putnam Voting Rights Waiver

The Company has entered into a Voting Rights Waiver Agreement (the “Waiver Agreement”) with Putnam Investment Management, LLC (“PIM”), a significant stockholder, pursuant to which PIM and certain affiliated persons and entities (the “Other Putnam Investors”) agreed to waive all voting rights that they may have in respect of any voting securities issued by the Company that exceed, in the aggregate, 4.99% of the total voting rights exercisable by the Company’s outstanding voting securities. The Waiver Agreement provides that any voting rights waived pursuant thereto will be apportioned among the parties to the Waiver Agreement on a pro rata basis based upon their relative holdings of the Company’s voting securities. The Waiver Agreement will expire at the time that PIM and all Other Putnam Investors that are investment companies registered under the Investment Company Act of 1940, as amended, no longer own any of the Company’s voting common stock, at which time the remaining Other Putnam Investors will be entitled to any and all voting rights pertaining to their voting securities.

Separation Agreement

On July 9, 2014, the Company entered into a Separation Agreement and General Release with John LaValle (the “Separation Agreement”), the Company’s former Chief Executive Officer. Pursuant to the Separation Agreement, Mr. LaValle will be entitled to receive his base salary over the 12 month period following the effective date of the Separation Agreement and reimbursement of 12 months of health insurance related premiums paid by Mr. LaValle under COBRA. In addition, the Separation Agreement provides that, notwithstanding the terms of the option grant agreements between Mr. LaValle and the Company, 375,000 of Mr. LaValle’s options under such agreements as of July 1, 2014 shall be immediately vested as of the effective date of the Separation Agreement (as defined in the Separation Agreement). Additionally, if there is a change of control (as defined under the Company’s 2013 Equity Incentive Plan, as amended (the “Plan”)) prior to June 30, 2015, Mr. LaValle shall be vested in the remaining 375,000 unvested options under his current option agreements with the Company. Mr. LaValle will have until June 30, 2015 to exercise any vested options.

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Other Agreements and Transactions

On July 9, 2014, in connection with his appointment as Chief Executive Officer, the Company granted David M. Davis stock options to purchase 100,000 Shares at an exercise price of $11.43 per Share. The options were granted under the Plan, and the exercise price represented the per Share closing price of our Shares on the grant date. The options will vest with respect to 25% of the underlying Shares on July 9, 2015 and thereafter ratably over the following three years on a monthly basis until fully vested.

The Company has retained AST to act as the Depositary and Morrow to act as the Information Agent. Directors, officers and employees of either us or our affiliates, or the Information Agent may contact holders of Warrants by hand, mail, telephone or facsimile regarding the Offer and may request brokers, dealers and other nominees to forward the Offer Letter and related materials to beneficial owners of the Warrants. Such directors, officers and employees will not be specifically compensated for providing such services. AST and Morrow will receive reasonable and customary compensation for their respective services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will be indemnified by the Company against certain liabilities and expenses in connection therewith.

9.	FINANCIAL INFORMATION REGARDING THE COMPANY

The financial information included under Part II, Item 8 in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, as amended, and under Part I, Item 1 in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, as amended, and in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, is incorporated herein by reference. The full text of all such filings with the SEC, as well as other documents we have filed with the SEC prior to, or will file with the SEC subsequent to, the filing of Tender Offer Statement on Schedule TO can be accessed electronically on the SEC’s website at www.sec.gov.

Summary Financial Information. The following is a summary of historical consolidated statement of operations data and consolidated balance sheet data as of and for each period indicated. The summary historical consolidated financial data for the years ended December 31, 2013 and 2012 are derived from, and should be read in conjunction with, our audited financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Annual Report on Form 10-K filed with the SEC on March 25, 2014, as amended by the Annual Report on Form 10-K/A (Amendment No. 1) filed with the SEC on March 26, 2014. The summary historical consolidated financial data as of and for the six month periods ended June 30, 2014 and 2013 are derived from, and should be read in conjunction with, our unaudited financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q filed with the SEC on August 11, 2014.

Since Row 44 was deemed the accounting acquirer in the Business Combination, the presented financial information for the six months ended June 30, 2014 is only partially comparable to the financial information for the six months ended June 30, 2013. The presented financial information for the six months ended June 30, 2013 includes the financial information and activities of Row 44 for the period January 1, 2013 to June 30, 2013 (181 days) as well as the financial information and activities of Global Eagle and AIA for the period January 31, 2013 to June 30, 2013 (151 days). PMG and IFES were acquired subsequent to June 30, 2013, and are therefore not included in the June 30, 2013 numbers presented herein. Similarly, the presented financial information for the year ended December 31, 2013 includes the financial information and activities of Row 44 for the period January 1, 2013 to December 31, 2013 (365 days) as well as the financial information and activities of the Company and AIA for the period January 31, 2013 to December 31, 2013 (335 days), PMG for the period July 10, 2013 to December 31, 2013 (174 days), and IFES for the period October 18, 2013 to December 31, 2013 (75 days). Lastly, the historical financial information for the year ended December 31, 2012 reflects the financial information and activities only of Row 44 as the predecessor entity.

This lack of comparability needs to be taken into account when reading the summary condensed consolidated statements of operations and balance sheet below. Furthermore, the presented financial information for the six months ended June 30, 2013 and the year ended December 31, 2013 contains one-time costs that are directly associated with our Business Combination, such as professional fees to support the Company’s new and complex legal, tax, statutory and reporting requirements following the Business Combination.

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Summary Consolidated Statement of Operations Data:

	Six Months Ended June 30,		Year Ended December 31,
(in thousands, except for share data):	2014	2013	2013	2012
	(unaudited)	(unaudited)
Revenue	184,113	105,344	259,722	69,210
Total operating expenses(3)	201,045	134,972	305,246	98,046
Loss from operations	(16,932)	(29,628)	(45,524)	(28,836)
Other income (expense), net	(812)	(30)	(1,000)	(23)
Income (loss) before income taxes	(12,055)	(39,457)	(112,902)	(42,803)
Income tax provision (benefit)	2,098	593	(1,839)	—
Net income (loss)	(14,153)	(40,050)	(114,741)	(42,803)
Net income (loss) attributable to non-controlling interests	194	69	(290)	—
Net income (loss) applicable to Global Eagle Entertainment Inc. common stockholders	$(14,347)	$(40,119)	$(115,031)	$(42,803)
Net income (loss) per common share – basic	$(0.20)	$(0.82)	$(2.17)	$(2.24)
Net income (loss) per common share – diluted	$(0.27)	$(0.82)	$(2.17)	$(2.24)
Weighted average common shares – basic	71,983	49,094	53,061	19,148
Weighted average common shares – diluted	74,925	49,094	53,061	19,148

Summary Consolidated Balance Sheet Data:

	As of
(in thousands)	June 30, 2014	December 31, 2013	December 31, 2012
	(unaudited)
Total current assets	329,606	359,243	21,110
Total assets	545,890	578,883	29,437
Total current liabilities	179,941	183,122	24,909
Total liabilities	221,488	222,699	28,020
Total Global Eagle Entertainment Inc. stockholders’ equity	324,402	345,789	1,417
Non-controlling interest	—	10,395	—

Book value per share.  Our book value per common share as of June 30, 2014 was $4.51.

Ratio of Earnings (Loss) to Fixed Charges:

The following table sets forth our ratios of earnings (loss) to fixed charges for the periods shown:

	Six Months
	Ended
	June 30, 2014	2013	2012
Ratio of earnings (loss) to fixed charges	(11.40)	(28.36)	(3.04)
Deficiency of earnings (loss) to fixed charges (in $000’s):	$(12,100)	$(109,066)	$(32,203)

Our ratio of earnings (loss) to fixed charges is computed by adding (a) pre-tax loss from continuing operations before adjustment for income or loss from equity investees; (b) fixed charges; (c) amortization of capitalized interest; and (d) our share of pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges, and subtracting (a) interest capitalized and (b) the noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges. Equity investees are investments that we account for using the equity method of accounting. For purposes of this disclosure, the term "fixed charges" means the sum of the following: (a) interest expensed and capitalized, (b) amortized premiums, discounts and capitalized expenses related to indebtedness.

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10.	CONDITIONS; TERMINATION; WAIVERS; EXTENSIONS; AMENDMENTS

The conditions of the Offer are:

i.	there shall not have been instituted, threatened in writing or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects, or which would or might, in our reasonable judgment, prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer;

ii.	no order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent, restrict or delay consummation of the Offer or materially impair the contemplated benefits to us of the Offer, or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition, assets, liabilities or prospects;

iii.	in our reasonable judgment, there shall not have occurred or be reasonably likely to occur, any material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs;

iv.	there shall not have occurred:

a.	any general suspension of, or limitation on prices for, trading in securities in U.S. securities or financial markets;

b.	any material adverse change in the price of the Shares in U.S. securities or financial markets;

c.	a declaration of a banking moratorium or any suspension of payments in respect to banks in the United States;

d.	any limitation (whether or not mandatory) by any government or governmental, regulatory or administrative authority, agency or instrumentality, domestic or foreign, or other event that, in our reasonable judgment, would or would be reasonably likely to affect the extension of credit by banks or other lending institutions; or

e.	a commencement or significant worsening of a war or armed hostilities or other national or international calamity, including but not limited to, catastrophic terrorist attacks against the United States or its citizens.

The foregoing conditions are solely for our benefit, and we may assert one or more of the conditions regardless of the circumstances giving rise to any such conditions. We may also, in our sole and absolute discretion, waive these conditions in whole or in part, subject to the potential requirement to disseminate additional information and extend the Offer, as described in Section 10, “Conditions; Termination; Waivers; Extensions; Amendments.” The determination by us as to whether any condition has been satisfied shall be conclusive and binding on all parties. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed a continuing right which may be asserted at any time and from time to time prior to the Expiration Date.

We may terminate the Offer if any of the conditions of the Offer are not satisfied prior to the Expiration Date. In the event that we terminate the Offer, all Warrants tendered by a Warrant holder in connection with the Offer will be returned to such Warrant holder and the Warrants will expire in accordance with their terms on January 31, 2018 and will otherwise remain subject to their original terms.

Subject to applicable securities laws and the terms and conditions set forth in this Offer Letter, we expressly reserve the right (but will not be obligated), at any time or from time to time, prior to the Expiration Date, regardless of whether or not any of the events set forth above shall have occurred or shall have been determined by us to have occurred, to (a) waive any and all conditions of the Offer, (b) extend the Offer, or (c) otherwise amend the Offer in any respect. The rights reserved by us in this paragraph are in addition to our rights to terminate the Offer described above. Irrespective of any amendment to the Offer, all Warrants previously tendered pursuant to the Offer and not accepted for exchange or withdrawn will remain subject to the Offer and may be accepted thereafter for exchange by us.

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If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition to the Offer, we will disseminate additional information and extend the Offer to the extent required by Exchange Act Rules 13e-4(d)(2) and 13e-4(e)(3). In addition, we may, if we deem appropriate, extend the Offer for any other reason. In addition, if the exchange ratio for Shares to Warrants is adjusted, the Offer will remain open at least 10 business days from the date we first give notice of such change to Warrant holders, by press release or otherwise.

Any extension, amendment or termination of the Offer by us will be followed promptly by a public announcement thereof. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to advertise or otherwise communicate any such announcement other than by making a release to the Dow Jones News Service, Globe Newswire or such other means of public announcement as we deem appropriate.

If for any reason the acceptance for exchange (whether before or after any Warrants have been accepted for exchange pursuant to the Offer), or the exchange for, Warrants subject to the Offer is delayed or if we are unable to accept for exchange, or exchange for, Warrants pursuant to the Offer, then, without prejudice to our rights under the Offer, tendered Warrants may be retained by the Depositary on our behalf and may not be withdrawn (subject to Exchange Act Rule 14e-1(c), which requires that an offeror deliver the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer). In addition to being limited by Exchange Act Rule 14e-1(c), our reservation of the right to delay delivery of the Shares for Warrants which we have accepted for exchange pursuant to the Offer is limited by Exchange Act Rule 13e-4(f)(5),which requires that an offeror deliver the consideration offered or return the securities tendered pursuant to a tender offer promptly after termination or withdrawal of that tender offer. Notwithstanding the foregoing, tendered Warrants may also be withdrawn if the Company has not accepted the Warrants for exchange by the 40th business day after the initial commencement of the Offer.

Pursuant to Exchange Act Rule 13e-4, we have filed the Schedule TO with the SEC which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as set forth under “Additional Information; Miscellaneous” in this Offer Letter.

11.	MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material U.S. federal income tax consequences to holders that own and hold Warrants as capital assets, within the meaning of Section 1221 of the Code, and that exchange Warrants for Shares pursuant to the Offer. This discussion does not address all of the tax consequences that may be relevant to a holder based on its individual circumstances and does not address tax consequences applicable to holders that may be subject to special tax rules, such as: financial institutions; insurance companies; regulated investment companies; tax-exempt organizations; dealers or traders in securities or currencies; holders that actually or constructively own 5% or more of our Shares; holders that hold Warrants as part of a position in a straddle or a hedging, conversion or integrated transaction for U.S. federal income tax purposes; holders that have a functional currency other than the U.S. dollar; holders that received their Warrants as compensation for the performance of services; or holders that are not U.S. persons (as defined for U.S. federal income tax purposes). Moreover, this summary does not address any state, local or foreign tax consequences or any U.S. federal non-income tax consequences of the exchange of Warrants for Shares pursuant to the Offer or, except as discussed herein, any tax reporting obligations of a holder. Holders should consult their tax advisors as to the specific tax consequences to them of the Offer in light of their particular circumstances.

If an entity treated as a partnership for U.S. federal income tax purposes holds Warrants, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Holders owning their Warrants through a partnership should consult their tax advisors regarding the U.S. federal income tax consequence of exchanging Warrants for Shares pursuant to the Offer.

This summary is based on the Code, applicable Treasury regulations, administrative pronouncements and judicial decisions, each as in effect on the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, or differing interpretations by the Internal Revenue Service (“IRS”) or a court, which could affect the tax consequences described herein.

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The exchange of Warrants for Shares pursuant to the Offer should be treated as a “recapitalization” pursuant to which (i) no gain or loss should be recognized on the exchange of Warrants for Shares, (ii) a holder’s aggregate tax basis in the Shares received in the exchange should equal the holder’s aggregate tax basis in its Warrants surrendered in exchange therefor, and (iii) a holder’s holding period for the Shares received in the exchange should include its holding period for the surrendered Warrants. Special tax basis and holding period rules apply to holders that acquired different blocks of Warrants at different prices or at different times. Holders should consult their tax advisors as to the applicability of these special rules to their particular circumstances.

Although the Company believes the exchange pursuant to the Offer is a value-for-value transaction, because of the uncertainty inherent in any valuation, there can be no assurance that the IRS or a court would agree. If the IRS or a court were to view the exchange pursuant to the Offer as the issuance of Shares to an exchanging holder having a value in excess of the Warrants surrendered by such holder, such excess value could be viewed as a constructive dividend under Section 305 of the Code. Although not free from doubt, it is expected that such constructive dividend, if any, should be considered a dividend of common stock on common stock, which generally should be nontaxable for most holders.

Holders are urged to consult their personal tax advisors concerning the tax consequences of an exchange pursuant to Offer based on their particular circumstances.

12.	FORWARD-LOOKING STATEMENTS; RISK FACTORS

This Offer Letter contains forward-looking statements. Such forward-looking statements involve certain risks and uncertainties, including statements regarding the Company’s strategic direction, prospects and future results. Certain factors, including factors outside of the Company’s control, may cause actual results to differ materially from those contained in the forward-looking statements. All forward looking statements included in this Offer Letter are based on information available to the Company as of the date hereof.

An investment in our Shares involves a high degree of risk. In addition to the risks identified below relating to the Offer, please refer to our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on March 25, 2014, as amended by the Annual Report on Form 10-K/A (Amendment No. 1) filed on March 26, 2014, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed on May 12, 2014, as amended by the Quarterly Report on Form 10-Q/A (Amendment No. 1) filed on May 30, 2014, and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed on August 11, 2014, for a discussion of risks relating to our business and an investment in our Shares. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. If any of the matters identified as potential risks materialize, our business could be harmed. In that event, the trading price of our Shares and Warrants could decline.

There is no guarantee that your decision whether to tender your Warrants in the Offer will put you in a better future economic position.

We can give no assurance as to the price at which a stockholder may be able to sell its Shares in the future following the completion of the Offer.  If you choose to tender some or all of your Warrants in the Offer, certain future events (including, without limitation, those described in Section 5.E, “Plans, Proposals or Negotiations”), which may be significant and may happen quickly at any time in the future, may result in you realizing a lower value than you might have realized in the future had you not agreed to exchange your Warrants.  Similarly, if you do not tender your Warrants in the Offer, you will continue to bear the risk of ownership of your Warrants after the closing of the Offer, and there can be no assurance that you can sell your Warrants (or exercise them for Shares) in the future at a higher price than would have been obtained by participating in the Offer or at all.  You should carefully review the terms of the Warrants, including the warrant agreement governing the Warrants, and consult your own individual tax and/or financial advisor for assistance on how the tender of your Warrants may affect your individual situation.

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If the Offer is successful, the liquidity of the market for the Warrants may be substantially reduced.

If the Offer is successful, the holders of Warrants who tender their Warrants will receive Shares that are listed on NASDAQ. Certain Warrant holders, who collectively hold approximately 30.1% of the outstanding Warrants, have agreed to tender all of their Warrants. To the extent the Offer is successful, the market for any remaining Warrants, which are quoted on the OTC Markets, may be substantially reduced.

Certain members of our Board are subject to conflicts of interest with respect to the Offer.

Harry E. Sloan and Jeff Sagansky are the beneficial owners of an aggregate of 7,040,001 Warrants. Messrs. Sloan and Sagansky each recused himself from the vote of the Company’s Board of Directors to approve the Offer. Messrs. Sloan and Sagansky have agreed to tender all of their Warrants. As of August 13, 2014, the Warrants held by Messrs. Sloan and Sagansky collectively represent approximately 30.1% of the outstanding Warrants. Additionally, Messrs. Sloan and Sagansky are each stockholders of the Company. We did not obtain a “fairness opinion” in connection with the Offer.

The market price of our Shares will fluctuate, which may adversely affect Warrant holders who tender their Warrants for Shares.

The market price of our Shares will fluctuate between the date the Offer is commenced, the Expiration Date of the Offer and the date on which Shares are issued to tendering Warrant holders. Accordingly, the market price of Shares upon settlement of the Offer could be less than the price at which the Warrants could be sold. The Company does not intend to adjust the exchange ratio of Shares for Warrants based on any fluctuation in our Share price.

Resales of the additional Shares issued pursuant to the Offer may adversely affect the Share price.

Shares issued in the Offer will be freely tradable, unless held by affiliates. In light of the current trading volume of our Shares, if the holders of the Warrants were to sell a significant portion of the Shares obtained from the Offer, such sales could have a negative impact on the trading price of our Shares.

No rulings or opinions have been received as to the tax consequences of the Offer to holders of Warrants.

The tax consequences that will result to the Warrant holder that participates in the Offer are not well defined by the existing authorities. No ruling of any governmental authority and no opinion of counsel has been issued or rendered on these matters. Warrant holders must therefore rely on the advice of their own tax advisors in assessing these matters. For a general discussion of certain tax considerations, see “Material U.S. Federal Income Tax Consequences.”

13.	THE FINANCIAL ADVISOR, INFORMATION AGENT AND DEPOSITARY

Financial Advisor

Piper Jaffray & Co. is acting as the Financial Advisor in connection with the Offer. The Financial Advisor has not been retained to solicit and is not soliciting acceptances of the Offer, nor is it making any recommendations with respect thereto.

Piper Jaffray & Co. and its affiliates have in the past provided us with and may in the future provide to us certain financial advisory, investment banking and other services in the ordinary course of their business for which they will be entitled to receive fees.

From time to time, the Financial Advisor and its affiliates may trade our securities for their own account or for the accounts of their customers and, accordingly, may hold long or short positions in the Shares or Warrants at any time.

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 The Depositary; The Information Agent

We have retained American Stock Transfer & Trust Company, LLC, to act as the Depositary, and Morrow & Co., LLC, to act as the Information Agent, in connection with the Offer. All deliveries, correspondence and questions sent or presented to the Depositary or the Information Agent relating to the Offer should be directed to the addresses or telephone numbers set forth on the back cover of this Offer Letter.

14.	FEES AND EXPENSES

The Financial Advisor, Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Warrants pursuant to the Offer. Warrant holders holding Warrants through a broker, dealer, commercial bank, trust company or other nominee are urged to consult such nominees to determine whether transaction costs may apply if Warrant holders tender Warrants through such nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies and other nominees for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

15.	ADDITIONAL INFORMATION; MISCELLANEOUS

The Company has filed with the SEC a Tender Offer Statement on Schedule TO, of which this Offer Letter is a part. This Offer Letter does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. The Company recommends that holders review the Schedule TO, including the exhibits and the information incorporated by reference in the Schedule TO, and the Company’s other materials that have been filed with the SEC before making a decision on whether to accept the Offer, including:

1.	The description of the Shares in the Company’s Registration Statement on Form 8-A filed with the SEC on May 12, 2011 under Section 12(b) of the Exchange Act;

2.	Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 25, 2014, as amended by the Annual Report on Form 10-K/A (Amendment No. 1) filed on March 26, 2014;

3.	Definitive proxy statement on Schedule 14A for the Company’s 2014 annual meeting of stockholders, filed with the SEC on April 30, 2014;

4.	Quarterly Report on Form 10-Q for the quarter ended March 31, 2014, filed with the SEC on May 12, 2014, as amended by the Quarterly Report on Form 10-Q/A (Amendment No. 1), filed with the SEC on May 30, 2014; and

5.	Quarterly Report on Form 10-Q for the quarter ended June 30, 2014, filed with the SEC on August 11, 2014.

Documents we file (but not documents or information deemed to have been furnished and not filed in accordance with the SEC’s rules) with the SEC under Section 13(e), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer Letter will be incorporated by reference in this Offer Letter only upon our filing of a subsequent amendment to the Schedule TO. Any statement contained in this Offer Letter or in a document (or part thereof) incorporated by reference in this Offer Letter shall be considered to be modified or superseded for purposes of this Offer Letter to the extent that a statement contained in any subsequent amendment to this Offer Letter or amendment to the Schedule TO to which this Offer Letter relates modifies or supersedes that statement.

You can obtain any of the documents incorporated by reference in this Offer Letter from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover of this Offer to Purchase and Exchange.

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Each person to whom a copy of this offer to exchange is delivered may obtain a copy of any or all of the referenced documents, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost. Requests should be directed to:

Global Eagle Entertainment Inc.

4553 Glencoe Avenue

Los Angeles, California 90292

(310) 437-6000

Attention: Investor Relations

Sincerely,

Global Eagle Entertainment Inc.

4553 Glencoe Avenue

Los Angeles, California 90292

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The Depositary is American Stock Transfer & Trust Company, LLC. The Letter of Transmittal and certificates representing Warrants, and any other required documents should be sent or delivered by each holder of Warrants or such holder’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below.

THE DEPOSITARY FOR THE OFFER IS:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

BY MAIL, HAND OR OVERNIGHT DELIVERY:

IF DELIVERING BY MAIL: AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC OPERATIONS CENTER ATTN: REORGANIZATION DEPARTMENT P.O. BOX 2042 NEW YORK, NEW YORK 10272-2042	IF DELIVERING BY HAND OR COURIER: AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC OPERATIONS CENTER ATTN: REORGANIZATION DEPARTMENT 6201 15TH AVENUE BROOKLYN, NEW YORK 11219

BY FAX:

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

FAX: (718) 234-5001

CONFIRM BY TELEPHONE:

Toll Free: (877) 248-6417

(718) 921-8317

THE INFORMATION AGENT FOR THE OFFER IS:

MORROW & CO., LLC

470 West Avenue – 3rd Floor

Stamford, CT 06902

Banks and Brokerage Firms, please call (203) 658-9400

Warrant Holders, please call (800) 607-0088

You may also email your requests to ENT.warrantinfo@morrowco.com.

The Financial Advisor for the Offer is:

PIPER JAFFRAY & CO.

 50 California Street

San Francisco, CA 94111

Telephone: (415)-616-1611

(800)-214-0540

Any question or request for assistance may be directed to the Information Agent or the Financial Advisor at the address, phone number and email address listed above.

Requests for additional copies of the Offer Letter, the Letter of Transmittal or other documents related to the offer may also be directed to the Information Agent.